Exhibit 10.1

AMENDMENT TO THE VIEWPOINT INTERNATIONAL, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Pursuant to § 8 of the Viewpoint International, Inc. Executive Deferred Compensation Plan (the “Plan”), Viewpoint International, Inc. (the “Company”) hereby amends the Plan as follows:

1.

Effective as of January 1, 2005, Section 1.18 of the Plan shall be amended to read as follows:

“The Plan Administrator means a committee of at least three (3) persons appointed by the Company.”

2.

Effective as of January 1, 2005, Section 3.1 of the Plan shall be amended to read as follows:

“3.1 Eligibility and Participation. Subject to the conditions and limitations of the Plan, the following persons are eligible to participate in the Plan: Any Employee who is employed by the Employer and who is determined by the Employer, in its sole discretion, to be both (i) a member of a select group of management or highly compensated employees and (ii) eligible to participate in the Plan. Any individuals specified by the Employer may be changed by action of the Employer. An Employee shall become a Participant in the Plan upon the execution and filing with the Plan Administrator of a written election to defer a portion of the Employee’s Compensation. A Participant shall remain a Participant until the entire balance of the Participant’s Deferred Compensation Account has been distributed.”

3.

Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on the date set forth below.

VIEWPOINT INTERNATIONAL, INC.

By:	/s/ Dominic C. Mazzone
Title:	Vice President and Secretary

Date:	November 29, 2004